EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated March 4, 2014, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2013 Earnings
March 4, 2014, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2013 (“2013 Quarter”). Total revenue for the 2013 Quarter increased to $50.1 million from $48.3 million for the quarter ended December 31, 2012 (“2012 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, the impact of operations of sold properties, gains on sales of property and gains on casualty settlements, increased to $12.2 million for the 2013 Quarter from $8.0 million for the 2012 Quarter.
Net income attributable to common stockholders was $6.7 million ($0.33 per diluted share) for the 2013 Quarter compared to $5.7 million ($0.29 per diluted share) for the 2012 Quarter. The increase in net income attributable to common stockholders for the 2013 Quarter was primarily the result of (a) increased property operating income ($1.7 million), (b) lower predevelopment expenses related to Park Van Ness ($0.5 million), (c) lower interest expense ($0.5 million), (d) lower acquisition related costs ($1.1 million) and (e) lower preferred stock dividends ($0.6 million) partially offset by (f) lower gain on sale of property ($3.5 million).
Same property revenue increased 4.1% and same property operating income increased 4.2% for the 2013 Quarter compared to the 2012 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 3.1% and mixed-use same property operating income increased 7.9%. Leasing activity at Clarendon Center and 601 Pennsylvania Avenue was the primary contributor of improved mixed-use property operating income.
For the year ended December 31, 2013 (“2013 Period”), total revenue increased to $197.9 million from $190.1 million for the year ended December 31, 2012 (“2012 Period”). Operating income was $35.3 million for the 2013 Period and $35.1 million for the 2012 Period. Operating income for the 2013 Period was adversely impacted by $8.0 million of additional depreciation expense and $1.2 million of higher predevelopment expenses, both of which are related to the Company’s activities at Park Van Ness, partially offset by $7.2 million of increased property operating income and $3.0 million of lower interest expense and amortization of deferred debt costs. Adjusting for the expenses related to the Park Van Ness redevelopment activities in both periods, operating income for the 2013 Period would have been $47.2 million or $9.4 million more than the 2012 Period.
Net income attributable to common stockholders was $11.7 million ($0.57 per diluted share) for the 2013 Period compared to $18.2 million ($0.93 per diluted share) for the 2012 Period. Net income attributable to common stockholders for the 2013 Period was adversely impacted primarily by (a) increased depreciation and predevelopment expenses related to Park Van Ness ($9.2 million), (b) a charge against common equity resulting from the redemption of preferred stock ($5.2 million), and (c) lower gain on sales of property ($4.5 million) partially offset by (d) increased property operating income ($7.2 million), (e) lower noncontrolling interest ($2.4 million), (f) lower interest expense and amortization of deferred debt costs ($3.0 million), (g) lower preferred stock dividends ($1.2 million) and (h) lower acquisition related costs ($1.0 million). Excluding the impact of Park Van Ness in both periods and the preferred stock redemption in 2013, as adjusted for noncontrolling interests, net income attributable to common stockholders would have been approximately $24.5 million, or $4.2 million more than the 2012 Period.

www.SaulCenters.com

Same property revenue increased 4.2% and same property operating income increased 4.4% for the 2013 Period compared to the 2012 Period. Shopping center same property operating income increased 3.6% and mixed-use same property operating income increased 7.0%. Shopping center operating income benefited primarily from higher revenue as a result of an 89,000 square foot increase in leased space. The leasing of Clarendon Center office space was the primary contributor to improved mixed-use property operating income.
As of December 31, 2013, 93.9% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 91.7% at December 31, 2012. On a same property basis, 93.9% of the portfolio was leased at December 31, 2013, compared to 92.6% at December 31, 2012. The 2013 percentage leased was impacted by a net increase of 123,100 square feet, 70,800 square feet of which resulted from improved leasing of small shop shopping center space (spaces totaling 10,000 square feet or less) throughout the portfolio and 34,500 square feet of which resulted from improved leasing in the mixed-use portfolio, primarily at Avenel Business Park. As of December 31, 2013, the apartments at Clarendon Center were 99.2% leased compared to 100.0% as of December 31, 2012.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends) increased 28.0% to $18.7 million ($0.68 per diluted share) in the 2013 Quarter from $14.6 million ($0.54 per diluted share) in the 2012 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2013 Quarter was primarily due to (a) increased property operating income ($1.7 million), (b) lower acquisition-related costs ($1.1 million), (c) lower preferred stock dividends ($0.6 million), (d) lower predevelopment expenses ($0.5 million) and (e) lower interest expense ($0.5 million).
FFO available to common shareholders (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 7.6% to $64.7 million ($2.37 per diluted share) in the 2013 Period from $60.1 million ($2.26 per diluted share) in the 2012 Period. FFO available to common shareholders for the 2013 Period increased primarily due to (a) improved overall property operating income ($7.2 million), (b) lower interest expense and amortization of deferred debt costs ($3.0 million), (c) lower preferred stock dividends ($1.2 million) and (d) lower acquisition related costs ($1.0 million) partially offset by (e) the redemption of preferred stock ($5.2 million), (f) increased predevelopment expenses ($1.2 million) and (g) higher general and administrative expenses ($0.7 million). Excluding the impact of predevelopment expenses in both periods and the preferred stock redemption in 2013, FFO available to common shareholders would have been approximately $73.8 million or $11.1 million more than the 2012 Period.
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 59 properties which includes (a) 56 community and neighborhood shopping centers and mixed-use properties with approximately 9.3 million square feet of leasable area and (b) 3 land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
Assets
Real estate investments
Land	$354,967	$353,890
Buildings and equipment	1,094,605	1,109,911
Construction in progress	9,867	2,267
	1,459,439	1,466,068
Accumulated depreciation	(364,663)	(353,305)
	1,094,776	1,112,763
Cash and cash equivalents	17,297	12,133
Accounts receivable and accrued income, net	43,884	41,406
Deferred leasing costs, net	26,052	26,102
Prepaid expenses, net	4,047	3,895
Deferred debt costs, net	9,675	7,713
Other assets	2,944	3,297
Total assets	$1,198,675	$1,207,309

Liabilities
Mortgage notes payable	$820,068	$789,776
Revolving credit facility payable	—	38,000
Dividends and distributions payable	13,135	13,490
Accounts payable, accrued expenses and other liabilities	20,141	27,434
Deferred income	30,205	31,320
Total liabilities	883,549	900,020

Stockholders’ equity
Preferred stock	180,000	179,328
Common stock	206	201
Additional paid-in capital	270,428	246,557
Accumulated deficit and other comprehensive loss	(173,956)	(158,383)
Total Saul Centers, Inc. stockholders’ equity	276,678	267,703
Noncontrolling interest	38,448	39,586
Total stockholders’ equity	315,126	307,289
Total liabilities and stockholders’ equity	$1,198,675	$1,207,309

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	(unaudited)		(unaudited)
Base rent	$40,495	$38,915	$159,898	$152,777
Expense recoveries	8,024	7,685	30,949	30,391
Percentage rent	422	436	1,575	1,545
Other	1,205	1,250	5,475	5,379
Total revenue	50,146	48,286	197,897	190,092
Operating expenses
Property operating expenses	6,463	6,262	24,559	23,794
Provision for credit losses	228	390	968	1,151
Real estate taxes	5,609	5,428	22,415	22,325
Interest expense and amortization of deferred debt costs	11,425	11,935	46,589	49,544
Depreciation and amortization of deferred leasing costs	9,814	10,368	49,130	40,112
General and administrative	4,121	3,971	14,951	14,274
Acquisition related costs	7	1,129	106	1,129
Predevelopment expenses	268	797	3,910	2,667
Total operating expenses	37,935	40,280	162,628	154,996
Operating income	12,211	8,006	35,269	35,096
Change in fair value of derivatives	(114)	38	(7)	36
Loss on early extinguishment of debt	—	—	(497)	—
Gain on casualty settlement	77	—	77	219
Income from continuing operations	12,174	8,044	34,842	35,351
Discontinued operations	—	3,417	—	4,429
Net Income	12,174	11,461	34,842	39,780
Income attributable to noncontrolling interests	(2,278)	(1,978)	(3,970)	(6,406)
Net income attributable to Saul Centers, Inc.	9,896	9,483	30,872	33,374
Preferred stock redemption	—	—	(5,228)	—
Preferred stock dividends	(3,206)	(3,785)	(13,983)	(15,140)
Net income attributable to common stockholders	$6,690	$5,698	$11,661	$18,234
Per share net income attributable to common stockholders
Diluted	$0.33	$0.29	$0.57	$0.93

Weighted Average Common Stock:
Common stock	20,555	19,914	20,364	19,649
Effect of dilutive options	61	50	37	51
Diluted weighted average common stock	20,616	19,964	20,401	19,700

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2013	2012	2013	2012
Net income	$12,174	$11,461	$34,842	$39,780
Subtract:
Gain on sale of property	—	(3,453)	—	(4,510)
Gain on casualty settlement	(77)	—	(77)	(219)
Add:
Real estate depreciation-discontinued operations	—	26	—	77
Real estate depreciation and amortization	9,814	10,368	49,130	40,112
FFO	21,911	18,402	83,895	75,240
Subtract:
Preferred stock dividends	(3,206)	(3,785)	(13,983)	(15,140)
Preferred stock redemption	—	—	(5,228)	—
FFO available to common shareholders	$18,705	$14,617	$64,684	$60,100
Weighted average shares:
Diluted weighted average common stock	20,616	19,964	20,401	19,700
Convertible limited partnership units	6,973	6,914	6,929	6,914
Average shares and units used to compute FFO per share	27,589	26,878	27,330	26,614
FFO per share available to common shareholders	$0.68	$0.54	$2.37	$2.26

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2013	2012	2013	2012
Net income	$12,174	$11,461	$34,842	$39,780
Add: Interest expense and amortization of deferred debt costs	11,425	11,935	46,589	49,544
Add: Interest expense - discontinued operations	—	10	—	49
Add: Depreciation and amortization of deferred leasing costs	9,814	10,368	49,130	40,112
Add: Real property depreciation - discontinued operations	—	26	—	77
Add: Loss on early extinguishment of debt	—	—	497	—
Add: General and administrative	4,121	3,971	14,951	14,274
Add: Predevelopment expenses	268	797	3,910	2,667
Add: Acquisition related costs	7	1,129	106	1,129
Add (Less): Change in fair value of derivatives	114	(38)	7	(36)
Less: Gains on property dispositions	(77)	(3,453)	(77)	(4,729)
Less: Interest income	(12)	(27)	(69)	(136)
Property operating income	37,834	36,179	149,886	142,731
Less: Acquisitions, dispositions & development property	(551)	(409)	(2,563)	(1,598)
Total same property operating income	$37,283	$35,770	$147,323	$141,133

Shopping centers	$28,041	$27,202	$110,864	$107,052
Mixed-Use properties	9,242	8,567	36,459	34,081
Total same property operating income	$37,283	$35,769	$147,323	$141,133